EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT and Addendum attached hereto (collectively, this “Agreement”), dated as of February 11, 2013, is between Dice Inc., a Delaware corporation (the “Company”), with its principal place of business at 1040 Avenue of the Americas, New York, NY, 10018 and Shravan Goli, an individual whose address is reflected in the Company’s records (the “Employee”).

In consideration of the Company securing the services of the Employee and the Employee’s undertaking employment with the Company, the Company and the Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows:

Section 1. At-Will Employment. Employee acknowledges and agrees that his employment status is that of an employee-at-will and that Employee’s employment may be terminated by the Company or the Employee at any time with or without cause, subject to the terms and conditions in the Addendum hereto. The Employee’s start date shall be on or about March 4, 2013, or such later date as selected by the Employee in his discretion, but not later than March 15, 2013.

Section 2. Compensation. In consideration of the services to be rendered hereunder, the Employee shall be paid in accordance with the Addendum hereto.

Section 3. Employee Inventions and Ideas.

(a) The Employee will maintain current and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein). “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee’s employment with the Company, which refer to, are suggested by, or result from any work which the Employee may do during his employment, or from any information obtained from the Company or any affiliate of the Company.

(b) Except for exclusions expressly required under Section 2870 of the California Labor Code, the Inventions shall be the exclusive property of the Company, and the Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to the Company. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to the Employee. At the Company’s expense, the Employee will assist the Company in every proper way to perfect the Company’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions. The Employee agrees not to challenge the validity of the ownership by the Company or its designee(s) in the Inventions.

(c) Should the Company be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Employee’s mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee. The Company shall promptly provide the Employee with written notice of any such action taken by a duly authorized officer of the Company as the Employee’s agent and attorney in fact, together with copies of any instruments executed by the Company in connection therewith.

Section 4. Proprietary Information.

(a) The Employee will not disclose or use, at any time either during or after the term of employment, any Confidential Information (as herein defined), except (i) at the request of the Company or an affiliate of the Company or (ii) as required in the performance of the Employee’s duties hereunder; provided, however, that if the Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) the Employee shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Employee shall disclose only that portion of the Confidential Information which, based on the written advice of the Employee’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Employee.

(b) The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5. Limited Agreement Not to Solicit. While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, solicit for employment any person who was employed by the Company at the time of the Employee’s termination from the Company; provided, however, that the provisions of this Section 5 shall not apply to the Employee’s administrative or personal assistant.

Section 6. Company Resources. Other than incidental personal use, the Employee may not use any Company equipment for personal purposes without written permission from the Company. The Employee may not give access to the Company’s offices or files to any person not in the employ of the Company without written permission of the Company.

Section 7. Post-Termination Period. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Employee, or whether it results from access to Confidential Information or the Company’s equipment, facilities, and data, the Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within one (1) year after termination of employment. The Employee can rebut the above presumption if he proves the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from work performed by another employee of the Company to which the Employee had access.

Section 8. Injunctive Relief. The Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate, the Company will suffer immediate and irreparable harm, and the Company shall be entitled to injunctive relief in addition to any other remedy at law which the Company may have.

Section 9. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 10. Survival. Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 and the Addendum survive the termination of this Agreement.

Section 11. Representations and Warranties. The Employee represents and warrants that (i) the Employee has the full right, authority and capacity to enter into this Agreement and perform his obligations hereunder, (ii) the Employee is not under any obligation to any third party which conflicts with, prevents, restricts or otherwise could interfere with the Employee’s performance under this Agreement, (iii) the execution and delivery of this Agreement by the Employee shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Employee is subject (including but not limited to any agreement not to disclose any proprietary information) including, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event the Employee determines that an action which the Company requests him to pursue (other than the entry into this Agreement and the commencement of employment with the Company) would cause him to violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, the Employee’s proceeding with such action shall not be deemed to be a violation of this representation and warranty.

Section 12. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law rules.

Section 13. General. This Agreement supersedes and replaces any existing agreement between the Employee and the Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. The Employee agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing contained in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

Section 14. Employee Acknowledgment. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
DICE INC.
By: /S/ SCOT W. MELLAND Name: Scot W. Melland
Title: Chairman, President, & Chief Executive Officer
/S/ SHRAVAN GOLI
SHRAVAN GOLI

Addendum to Employment Agreement – Shravan Goli (“Employee”)

Section 1. Title and Job Description. The Employee shall be employed on a full-time basis, as the President of Dice, which encompasses Dice Holdings, Inc.’s Tech & Clearance segment, which shall include the Slashdot Media business. In such capacity, the Employee shall be responsible for such duties and any other responsibilities reasonably assigned by the Company from time to time consistent with this position. The Employee shall report to the Chief Executive Officer of the Company or such other senior operating officer designated by the Board. Employee’s principal place of employment shall be in the San Francisco bay area, CA, and Employee shall not be required to relocate his principal place of employment outside such area without Employee’s consent.

Section 2. Compensation. In consideration of the services to be rendered hereunder: the Employee shall be paid an annual base salary of $400,000 per year (prorated for calendar year 2013) plus an annual bonus (the “Annual Bonus”) (prorated based on period of service in year of hire) targeted at 100% of the Employee’s annual base salary, determined in accordance with the terms of the annual cash bonus plan applicable to the other senior executives of the Company, and payable in the year following the year in respect of which the Annual Bonus was determined, at the same time as annual bonuses are payable generally to the other senior executives of the Company. The Employee will also receive a sign on bonus of $200,000 (the “Signing Bonus”), payable $100,000 upon the date of actual commencement of employment (the “Employment Commencement Date”) (which shall be on or about March 4, 2013, or such later date as selected by the Employee in his discretion, but not later than March 15, 2013), and $100,000 on the first anniversary of the Employment Commencement Date, subject to Employee’s continued employment through such date; provided, however, that if the Employee voluntarily resigns his employment (other than for an Enumerated Reason (as defined below)) prior to the first anniversary of the Employment Commencement Date, then the Employee shall repay the Company an amount equal to (w) $100,000 multiplied by (x) one (1) minus a fraction, the numerator of which is the number of days elapsed from the date of actual commencement of employment through the date of termination of employment, and the denominator of which is 365; provided, further, that if there is a Termination (as herein defined) or a voluntary resignation by the Employee for an Enumerated Reason, in each case prior to the first anniversary of the Employment Commencement Date, then the Company shall pay Employee an amount equal to (y) $100,000 multiplied by (z) a fraction, the numerator of which is the number of days elapsed from the date of actual commencement of employment through the date of termination of employment, and the denominator of which is 365. An “Enumerated Reason” shall mean the occurrence of any of the following without the Employee’s consent: (i) a diminution in the responsibilities, title, duties and reporting lines of the Employee, (ii) a reduction in salary, incentive compensation and other employee benefits of the Employee, (iii) relocation of the Employee to an office outside the geographic area described in Section 1 of this Addendum, (iv) any breach by the Company of the

Agreement or (v) the failure of any successor to assume, in writing, all obligations under the Agreement.

The Employee shall receive 250,000 shares of restricted stock (“Restricted Shares”) and 100,000 stock options (“Stock Options”) with respect to common stock of Dice Holdings, Inc. (“Parent”), each to be granted as soon as practicable following the date such grants are approved by the Compensation Committee of Parent (but not earlier than the Employment Commencement Date; it being understood that if the Employment Commencement Date has not been finally determined and is still within the discretion of the Employee at the time the grant is approved by the Compensation Committee of Parent, then the date of grant shall be the second business day following the Employment Commencement Date), pursuant to the terms and conditions of Parent’s 2012 Omnibus Equity Award Plan (the “Equity Plan”) and award documents thereunder. Subject to the Employee’s continued employment through the applicable vesting date, except as provided below in the case of a Change of Control or certain Terminations: (a) the Restricted Shares shall vest over four years, with forty percent (40%) vesting upon each of the first and second anniversaries of the Employment Commencement Date and ten percent (10%) vesting on each of the third and fourth anniversaries of the Employment Commencement Date; and (b) the Stock Options shall vest over four years, with twenty-five percent (25%) vesting upon the first anniversary of the Employment Commencement Date and six and one-quarter percent (6 ¼%) vesting quarterly thereafter.

Subject to the Employee’s continued employment though the occurrence of a Change of Control, (i) if the Change of Control occurs prior to the first anniversary of the Employment Commencement Date, 150,000 Restricted Shares and 37,500 Stock Options shall accelerate and immediately vest upon the Change of Control, and (ii) if the Change of control occurs on or after the first anniversary of the Employment Commencement Date, the portion of the then-unvested Restricted Shares and Stock Options that are scheduled to vest during the 12-month period immediately following the Change of Control shall accelerate and immediately vest upon the occurrence of a Change of Control.

The Employee shall be eligible for all employee benefits under the Company’s benefit plans in effect from time to time, including health, life, dental, vision, short-term disability, and 401(k) Plan, subject in each case to no less favorable terms (including with respect to eligibility and participation) than those provided to any of the division heads of the Company reporting directly to the Chief Executive Officer of the Company. The Employee shall be entitled to four (4) weeks of vacation per year (not including Company holidays).

The Employee’s compensation shall be reviewed on at least an annual basis, and in no event shall the Employee’s base salary or target annual bonus opportunity be reduced.

Section 3. Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:

(a) Subject to Section 3(d), if there is a Termination (as herein defined) of the Employee’s employment with the Company at any time prior to a “Change of Control” (as herein defined), the Employee (i) shall be entitled to receive a lump-sum severance payment equal to one hundred percent (100%) of his then-current annual base salary and, (ii) shall be entitled to receive, when bonuses are paid to other senior executives of the Company (but in no event later than March 15th of the year following the year of Termination), a Pro-Rata Bonus (as defined below); and, if such Termination occurs (x) on or prior to the first anniversary of the Employment Commencement Date, the Employee shall also be entitled to accelerated Restricted Shares and Stock Option vesting such that upon such Termination the Employee shall be vested in a total of 150,000 Restricted Shares and 37,500 Stock Options (and the remaining unvested Restricted Shares and Stock Options shall be immediately forfeited and expire), or (y) after the first anniversary and on or prior to the second anniversary of the Employment Commencement Date, the portion of the then-unvested Restricted shares and Stock Options that are scheduled to vest during the 12-month period immediately following the date of Termination shall immediately vest upon such Termination (and the remaining unvested Restricted Shares and Stock Options shall be immediately forfeited and expire), or (z) after the second anniversary of the Employment Commencement Date, 25% of the then-unvested Restricted Shares and Stock Options shall immediately vest upon such Termination (and the remaining unvested Restricted Shares and Stock Options shall be immediately forfeited and expire).

For purposes of this Agreement, the “Pro-Rata Bonus” means an amount equal to the product of (A) the amount of the Employee’s then-current full-year bonus target, multiplied by (B) the Achieved Percentage (as defined below), multiplied further by (C) a fraction (the “Time-Based Fraction”), the numerator of which is the number of days elapsed from the commencement of the year of Termination through the date of Termination, and the denominator of which is 365. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the Termination occurs as compared to target performance through the end of the month in which the Termination occurs; for purposes of the foregoing (I) there shall only be taken into account performance criteria under the bonus plan that relate to objective and non-discretionary financial performance of Parent, the Company and their subsidiaries or divisions, (II) the weightings of each such performance criteria shall be proportionally adjusted to add to 100% to reflect that any performance criteria (other than those that relate to objective and non-discretionary financial performance of Parent, the Company and their subsidiaries or divisions) shall not apply, and (III) if one or more of such performance criteria applicable under the bonus plan do not contain or specify a target through the end of the month in which the Termination occurs, then target performance for each such performance criteria through the end of the month in which the Termination occurs shall be deemed equal to the full-year target for such performance criteria multiplied by the Time-Based Fraction.

Example: Solely for illustrative purposes and without limitation, assume the following:
(1) A Termination occurs upon the expiration of four (4) months into a full-year bonus cycle.
(2) The Employee’s then-current full-year bonus target is $400,000, based on subjective and objective performance criteria.
(3) The objective criteria are a full-year target of $120 of EBITDA (weighted 50%), a full-year target of $120 of revenue (weighted 30%); the subjective criteria are weighted 20%. There are no monthly targets.
(4) The bonus components attributable to EBITDA and revenue are earned as follows: if less than 85% of the target is achieved, 0% of that bonus component is earned; if 85% of the target is achieved, 50% of that bonus component is earned; if 100% of the target is achieved, 100% of that bonus component is earned. There is straight line interpolation for achievement between 85% and 100% of target. If more than 100% of the target is achieved, an additional 1% of that bonus component is earned for each incremental 10% of the target achieved (cliff basis, without interpolation).
(5) Actual performance through the end of the month in which termination occurs is $36 of EBITDA and $50 of revenue.
Based on these facts, the Time-Based Fraction is 4/12. The subjective performance criteria are ignored, so the weightings of the objective performance criteria are adjusted to 62.5% [50/(50+30)] for EBITDA and 37.5% [30/(50+30)] for revenue. As there are no monthly targets for the performance criteria, the deemed target performance for each of EBITDA and revenue through the end of the month in which Termination occurs is $40 [$120 x (4/12)]. Actual EBITDA performance was 90% of target [$36/$40], so 66.67% (determined based on interpolation for performance between 85% and 100%) of the bonus attributable to EBITDA was earned. Actual revenue performance was 125% of target [$50/$40], so 102% (based on an incremental 20% above target, as there is no interpolation for more than 120% but less than 130% achievement) of the bonus attributable to revenue was earned. The Achieved Percentage is therefore 79.91875% [(66.67% x 0.625) + (102% x 0.375)]. Finally, the Pro-Rata Bonus is determined as $106,558 [$400,000 x 79.91875% x (4/12)].

(b) Subject to Section 3(d), if there is a Termination of the Employee’s employment with the Company during the 3 month period preceding or the 12 month period following a Change of Control, the Employee shall be immediately entitled to receive a lump-sum severance payment equal to (i) one hundred percent (100%) of his then current annual salary plus (ii) the amount of his then-current bonus target, and (iii) accelerated vesting with respect to 100% of his Restricted Shares and Stock Options and other outstanding equity-based awards (if any). For the avoidance of doubt, (x) the provisions of this paragraph shall be conditioned on the actual occurrence of a Change of Control (y) if the Termination occurs during the 3 month period preceding the Change of Control, any amounts previously paid to the Employee pursuant to Section 3(a) shall reduce and be offset against any amounts payable to the Employee under this Section 3(b) upon the occurrence of the Change of Control.

(c) Subject to Section 3(d): (i) the Employee, such Employee’s spouse and eligible dependents will continue to be provided with medical and dental benefits for the twelve (12)-month period following such Employee’s Termination on the same basis as provided to active employees of the Company; and (ii) following such twelve (12)-month period, the Employee, such Employee’s spouse and eligible dependents will begin eligibility for continuation of medical and dental coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) The severance pay and severance benefits described in the foregoing provisions of this Section 3 are expressly conditioned upon the Employee’s execution and delivery of the Company’s customary general waiver and release of claims in favor of the Company, that has become effective and irrevocable in accordance with its terms within 60 days following the date of termination of employment. Any payments that would have been made between the date of termination of employment and the effective date of such release shall be made as soon as practicable but in any event within 10 days following the effective date of such release.

(e) Upon termination of the Employee’s employment for any reason, this Agreement shall terminate (and the Company shall not have any obligation to provide any compensation or benefits to the Employee except as specifically contemplated herein).
Section 4. Definitions.
(a) For purposes of this Agreement only, a “Change of Control” of the Company shall be deemed to have occurred if at any time on or after the date of the Agreement one or more of the following events shall have occurred:
(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or
(ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets; or
(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or
(iv) the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition, of assets or stock of another corporation (a “Business

Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or
(v) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.
(b) For purposes of this Agreement only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of the Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company; provided, however, that any of the occurrences set forth in subsections (i) - (ix) above shall constitute Cause only if the Employee fails to cure such occurrence, if such occurrence is reasonably susceptible of being cured, within thirty (30) days of the Employee receiving written notice of such occurrence from the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

(c) For purposes of this Agreement only, “Good Reason” shall mean the occurrence of any of the following without the Employee’s consent: (i) a diminution in the responsibilities, title, duties and reporting lines of the Employee compared to those existing immediately prior to a Change of Control, (ii) a reduction in salary, incentive compensation and other employee benefits of the Employee compared to those existing immediately prior to the Change of Control, (iii) relocation of the Employee to an office more than 40 miles from the principal office at which the Employee is employed immediately prior to the Change of Control, (iv) any breach by the Company of the Agreement or (v) the failure of any successor to assume, in writing, all obligations under the Agreement.
(d) For purposes of the Agreement only, “Termination” shall mean termination of the Employee’s employment without Cause (and other than due to death or disability), (ii) by the Employee for Good Reason (A) upon or after the occurrence of a Change of Control, or (B) during the 3-month period preceding a Change of Control (but contingent on the occurrence of such Change of Control).
(e) Prior to resigning for Good Reason or an Enumerated Reason, the Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then the Employee shall not be permitted to resign for Good Reason or an Enumerated Reason in respect thereof). Any termination of employment by the Employee for Good Reason or an Enumerated Reason shall be communicated to the Company by written notice, which shall include the Employee’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date not later than thirty (30) days after delivery of such notice).
Section 5. Excise Tax. In the event that the Employee becomes entitled to the payments and benefits provided in Section 3 (the “Severance Payments”) of this Addendum to the Agreement, if any of the Severance Payments will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Severance Payments and any Federal, state and local income and employment tax and Excise Tax upon the payments and benefits provided for by Section 5 of this Addendum to the Agreement, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a change in ownership or control (within the meaning of section 280G of the Code and the regulations promulgated thereunder) of the Company or the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason (whether pursuant to the terms of the Agreement, or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state and local taxes. Any Gross-Up Payments will be made by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.

Section 6. No Duty to Mitigate; No Right of Offset. In the event of a Termination, the Employee shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under this Agreement. In addition, the Company will not retain or have a right of offset against the amounts payable to the Employee under this Agreement and the Company will not be entitled to reduce the amount of any compensation or benefits payable to the Employee under this Agreement by the amount of salary, bonus or other compensation of any kind, and/or corresponding benefits, earned or received by the Employee from any employment, self-employment or other activities at any time after the effective date of termination.

Section 7. Withholding Taxes. All amounts payable hereunder shall be subject to and paid net of all required withholding taxes.